Exhibit 2.14

EXECUTION COPY

Delhaize Group SA

$450,000,000 6.50% Senior Notes due 2017

€500,000,000 5.625% Senior Notes due 2014

PURCHASE AGREEMENT

dated June 18, 2007

Banc of America Securities Limited

Merrill Lynch International,

as Initial Purchasers of the Euro Notes

and

Banc of America Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

as Initial Purchasers of the Dollar Notes

PURCHASE AGREEMENT

June 18, 2007

BANC OF AMERICA SECURITIES LIMITED

MERRILL LYNCH INTERNATIONAL

As Initial Purchasers of the Euro Notes

BANC OF AMERICA SECURITIES LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

As Initial Purchasers of the Dollar Notes

c/o Banc of America Securities LLC

Hearst Tower

214 North Tryon Street

Charlotte, North Carolina, 28255

Ladies and Gentlemen:

Introductory. Delhaize Group SA, a Belgian société anonyme (the “Company”), proposes to issue and sell to the several Initial Purchasers of the Euro Notes and the several Initial Purchasers of the Dollar Notes represented by CDIs (as defined below) named in Schedule A (each, an “Initial Purchaser” and collectively, the “Initial Purchasers”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $450,000,000 aggregate principal amount of the Company’s 6.50% Senior Notes due 2014 (the “Dollar Notes”) and a €500,000,000 aggregate principal amount of the Company’s 5.625% Senior Notes due 2017 (the “Euro Notes” and, together with the Dollar Notes, the “Notes”). The Notes benefit from the guarantees (the “Cross-Guarantee”) of Delhaize America, Inc. (“Delhaize America”) and the other direct and indirect subsidiaries of the Company (collectively, the “Guarantors”) that are party to the Cross-Guarantee Agreement dated as of May, 21, 2007 (the “Cross-Guarantee Agreement”). With respect to the Dollar Notes, the term “Notes” refers to the Dollar Notes represented by CDIs, unless the context requires the reference be to the underlying Dollar Notes.

The Dollar Notes will be issued pursuant to an indenture, to be dated on or about June 27, 2007 (the “Dollar Indenture”), between the Company and BNY Corporate Trust Services Limited, as trustee (the “Trustee”) and the Euro Notes will be issued pursuant to an indenture, to be dated on or about June 27, 2007 (the “Euro Indenture” and, together with the Dollar Indenture, the “Indentures”), between the Company and the Trustee. The Dollar Notes will be issued in bearer form through the facilities of the X/N System (as defined below) including through Euroclear and will be represented by certificateless depositary interests (“CDIs”) issued by the Trustee in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”), pursuant to a letter of representations, to be dated on or before the Closing Date (as defined in Section 2 hereof) (the “DTC Agreement”), between the Trustee and the Depositary and a Deposit Agreement between the Company and the Trustee (the “Deposit Agreement”). The Euro Notes will be issued only in bearer form through the facilities of the X/N System including through Euroclear and Clearstream Luxembourg.

The holders of the Dollar Notes represented by CDIs will be entitled to the benefits of a registration rights agreement, to be dated on or about June 27, 2007 (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers of the Dollar Notes represented by CDIs, pursuant to which the Company and the Guarantors will agree to file with the Commission (as defined below), under the circumstances set forth therein, (i) a registration statement under the Securities Act (as defined below) relating to another series of debt securities of the Company represented by CDIs with terms identical in all material respects to the Dollar Notes represented by CDIs (the “Exchange Notes”) to be offered in exchange for the Dollar Notes represented by CDIs (the “Exchange Offer”) and (ii) to the extent required by the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the resale by certain holders of the Dollar Notes represented by CDIs, and in each case, to use its reasonable best efforts to cause such registration statements to be declared effective.

The Company will use the proceeds from the offering of Notes principally for the repurchase by Delhaize America in a tender offer commenced on May 30, 2007, of up to $1.1 billion aggregate principal amount of Delhaize America’s outstanding, in order of purchase priority, 8.125% notes due 2011, 9.000% debentures due 2031, and 8.050% notes due 2027. The Company intends to use any remaining net proceeds from the offering for general corporate purposes.

The Company understands that the Initial Purchasers propose to make an offering of the Notes on the terms and in the manner set forth herein and in the Pricing Disclosure Package (as defined below) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Notes to purchasers (the “Subsequent Purchasers”) at any time after the time this Agreement is executed by the parties hereto (the “Time of Execution”). The Notes are to be offered and sold to the Initial Purchasers without being registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), in reliance upon exemptions therefrom. Pursuant to the terms of the Notes and the Indentures, investors who acquire Notes shall be deemed to have agreed (i) that Notes may only be resold or otherwise transferred, after the date hereof, if such Notes are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A under the Securities Act (“Rule 144A”) or Regulation S under the Securities Act (“Regulation S”)); and (ii) that Notes may be held only by eligible investors referred to in Article 4 of the Belgian Royal Decree of May 26, 1994 holding their Notes directly or indirectly in an exempt account with the X/N system operated by the National Bank of Belgium (the “X/N System”).

The Company has prepared and delivered to each Initial Purchaser copies of a Preliminary Offering Memorandum, dated June 7, 2007 (the “Preliminary Offering Memorandum”), and has prepared and delivered to each Initial Purchaser copies of a Pricing Supplement, dated June 18, 2007 (the “Pricing Supplement”), in forms attached hereto as Exhibit A and describing the terms of the Notes, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Notes. The Preliminary Offering Memorandum and the Pricing Supplement are herein referred to as the “Pricing Disclosure Package.” Promptly after the Time of Execution, the Company will prepare and deliver to each Initial Purchaser a final offering memorandum dated the date hereof (the “Final Offering Memorandum”).

All references herein to the terms “Pricing Disclosure Package” and “Final Offering Memorandum” shall be deemed to mean and include information filed under the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) prior to the Time of Execution and incorporated by reference in the Pricing Disclosure Package (including the Preliminary Offering Memorandum) or the Final Offering Memorandum (as the case may be), and all references herein to the terms “amend,” “amendment” or “supplement” with respect to the Final Offering Memorandum shall be deemed to mean and include all information filed under the Exchange Act after the Time of Execution and incorporated by reference in the Final Offering Memorandum.

The Company hereby confirms its agreements with the Initial Purchasers as follows:

SECTION 1. Representations and Warranties. Each of the Company and Delhaize America, jointly and severally, hereby represents, warrants and covenants to each Initial Purchaser that, as of the date hereof and as of the Closing Date:

(a) No Registration Required. Subject to compliance by the Initial Purchasers with their representations, warranties and agreements set forth in Sections 2 and 7 hereof (including Annex I hereto), and their compliance with their agreements therein, it is not necessary in connection with the offer, sale and delivery of the Notes or the Cross-Guarantee to the Initial Purchasers and by the Initial Purchasers in the manner contemplated by this Agreement and the Final Offering Memorandum to register the Notes or the Cross-Guarantee under the Securities Act or, until such time as the Exchange Notes are issued pursuant to an effective registration statement, to qualify the Indentures under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(b) No Integration of Offerings or General Solicitation. None of the Company, its affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), or any person acting on its or any of their behalf (other than the Initial Purchasers and their affiliates, as to whom the Company makes no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes or the Cross-Guarantee in a manner that would require the Notes or the Cross-Guarantee to be registered under the Securities Act. None of the Company, its Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers and their affiliates, as to whom the Company makes no representation or warranty) has engaged or will engage, in connection with the offering of the Notes (including the guarantees under the Cross-Guarantee), in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Notes (including the guarantees under the Cross-Guarantee) sold in reliance upon Regulation S, (i) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers and their affiliates, as to whom the Company makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers and their affiliates, as to whom the Company makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(c) Eligibility for Resale under Rule 144A. The Notes (including the Cross-Guarantee) are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(d) The Offering Memorandum. Neither the Pricing Disclosure Package, as of the Time of Execution, nor the Final Offering Memorandum, as of its date, as of the Closing Date and as of the date of any amendment or supplement, if applicable, contains or represents an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Pricing Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto made in reliance upon and in conformity with information pertaining to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser in respect of itself expressly for use in the Pricing Disclosure Package, the Final Offering Memorandum or amendment or supplement thereto, as the case may be. The Pricing Disclosure Package contains, and the Final Offering Memorandum will contain, (i) all the information specified in, and meeting the requirements of, Rule 144A and (ii) all the information with respect to the Company and its subsidiaries and the Notes (including the guarantees under the Cross-Guarantee) that is material in the context of the issue and the offering of the Notes (including the guarantees under the Cross-Guarantee), including all information required by applicable laws and the information which, according to the particular nature of the Company and the Notes (including the guarantees under the Cross-Guarantee), is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and its subsidiaries and of the rights attaching to the Notes (including the guarantees under the Cross-Guarantee). Other than press releases conforming to Rule 135c or Rule 135e under the Securities Act, the Company has not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Initial Purchasers’ distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than the Pricing Disclosure Package and the Final Offering Memorandum.

(e) Other Documents. The statements of fact included in any documents or materials, other than the Pricing Disclosure Package and the Final Offering Memorandum, distributed or issued by the Company in connection with the offering of the Notes (including the guarantees under the Cross-Guarantee) were and are (or, when made, will be) true and accurate in all material respects and were and are not (or, when made, will not be) misleading in any material respect. All expressions of opinion, intention or expectation contained in such other documents as were or are published or caused to be published by the Company in connection with the offering of the Notes were, are and will be truly and honestly held and have been made on reasonable grounds after due and careful consideration and enquiry.

(f) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum at the time they were or hereafter are filed with or submitted to the Commission (collectively, the “Incorporated Documents”) complied and will comply in all material respects with the requirements of the Exchange Act.

(g) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(h) Authorization of the Registration Rights Agreement, DTC Agreement and the Deposit Agreement. Each of the Registration Rights Agreement, the DTC Agreement and the Deposit Agreement has been duly authorized and, on the Closing Date, each of the Registration Rights Agreement and the Deposit Agreement will have been duly executed and delivered by, and will constitute a valid and binding agreement of, the Company and, in the case of the Registration Rights Agreement, the Guarantors, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification under the Registration Rights Agreement may be limited by applicable law.

(i) Authorization of the Notes and the Exchange Notes. The Notes to be purchased by the Initial Purchasers from the Company are in the form contemplated by the Indentures, have been duly authorized for issuance and sale pursuant to this Agreement and the Indentures and, at the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indentures and delivered against payment of the purchase price therefor, will constitute valid and binding agreements of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indentures. The Exchange Notes have been duly and validly authorized for issuance by the Company, and when issued and authenticated in accordance with the terms of the Dollar Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium, or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity and will be entitled to the benefits of the Dollar Indenture.

(j) Authorization of the Cross-Guarantee Agreement. The Cross-Guarantee Agreement has been duly authorized and executed by the Company and each of the Guarantors and constitutes valid and binding agreements of the Company and the Guarantors, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(k) Authorization of the Indentures. The Indentures has been duly authorized by the Company and, at the Closing Date, will have been duly executed and delivered by the Company and will constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(l) Approval of Change of Control Provision. The Company’s general meeting of shareholders held on May 24, 2007 has validly approved the change of control put option allowing holders of the Notes to obtain the repurchase of their Notes at 101% of the aggregate principal amount of the Notes, in the instances and subject to the terms and conditions of the Notes.

(m) Description of the Notes, the Exchange Notes, the Registration Rights Agreement, the Indentures, the Cross-Guarantee and the Cross-Guarantee Agreement. The Notes, the Exchange Notes, the Registration Rights Agreement and the Indentures will conform, and the Cross-Guarantee and the Cross-Guarantee Agreement does conform, in all material respects to the respective statements relating thereto contained in the Pricing Disclosure Package and the Final Offering Memorandum.

(n) No Material Adverse Change. Except as otherwise disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, subsequent to the respective dates as of which information is given in the Pricing Disclosure Package: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(o) Independent Accountants. Deloitte Reviseurs d’Entreprises SC sfd SCRL, which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) included in the Pricing Disclosure Package and the Final Offering Memorandum are independent public or certified public accountants within the meaning of Regulation S-X under the Securities Act and the Exchange Act, and any non-audit services provided by Deloitte Reviseurs d’Entreprises SC sfd SCRL to the Company have been approved by the Audit Committee of the Board of Directors of the Company.

(p) Preparation of the Financial Statements. The financial statements, together with the related schedules and notes, included in the Pricing Disclosure Package and the Final Offering Memorandum present fairly the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with the accounting principles established by the International Financial Reporting Standards as adopted by the European Union (“IFRS”) applied on a consistent basis throughout the periods involved and have been reconciled to generally accepted accounting principles as applied in the United States, except as may be expressly stated in the related notes thereto. The financial data set forth in the Pricing Disclosure Package and the Final Offering Memorandum under the captions “Summary–Delhaize Group Summary Financial Data” and “Selected Financial Data” fairly present the information set forth therein on a basis consistent with that of the audited annual financial statements and unaudited interim financial statements contained in the Pricing Disclosure Package and the Final Offering Memorandum.

(q) Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its subsidiaries has been duly formed and is validly existing in good standing under the laws of the jurisdiction of its formation and has corporate or other entity power and authority to own, lease and operate its properties and to conduct its business as described in the Pricing Disclosure Package and the Final Offering Memorandum and to enter into and perform (i) in the case of the Company, its obligations under the DTC Agreement, the Deposit Agreement, the Notes, the Exchange Notes and the Indentures, (ii) in the case of each of the Company and Delhaize America, its obligations under this Agreement, and (iii) in the case of each of the Company and the Guarantors, its obligations under the Registration Rights Agreement and the Cross-Guarantee Agreement. Each of the Company and each subsidiary is duly qualified to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock or other equity interests of each subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in note 41 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2006 included in the Preliminary and Final Offering Memorandum.

(r) Capitalization and Other Capital Stock Matters. At March 31, 2007, on a consolidated basis, after giving pro forma effect to the issuance and sale of the Notes pursuant hereto, the Company would have an authorized and outstanding capitalization as set forth in the Final Offering Memorandum under the caption “Capitalization” (other than for subsequent issuances of capital stock, if any, pursuant to employee benefit plans described in the Final Offering Memorandum or upon exercise of outstanding options or warrants described in the Final Offering Memorandum).

(s) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is in violation of its charter or bylaws or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound (including, without limitation, Delhaize America’s 8.125% notes due 2011, 9.00% debentures due 2031 and 8.050% notes due 2027, and the Company’s 2.75% convertible bonds due 2009, 4.625% bonds due 2009, and 8.00% bonds due 2008), or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The Company’s execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Deposit Agreement, the Cross-Guarantee Agreement and the Indentures, and the issuance and delivery of the Notes and the Exchange Notes, and consummation of the transactions contemplated hereby and thereby and by the Pricing Disclosure Package and the Final Offering Memorandum (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or bylaws of the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary, except, in the case of clause (iii) above, for any such violation that would not, individually or in the aggregate, result in a Material Adverse Change. Subject to compliance by the Initial Purchasers with their representations, warranties and agreements set forth in Sections 2 and 7 hereof (including Annex I hereto), and compliance with their agreements therein, no consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company’s or any Guarantor’s execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Deposit Agreement, the Cross-Guarantee Agreement or the Indentures, or the issuance and delivery of the Notes and the Exchange Notes, or consummation of the transactions contemplated hereby and thereby and by the Final Offering Memorandum, except (i) such as have been obtained or made by the Company and are in full force and effect under the Securities Act, (ii) as may be required under applicable securities laws of the several states of the United States or provinces of Canada in connection with the purchase and resale of the Notes by the Initial Purchasers, and (iii) except such as may be required by the Securities Act, the Trust Indenture Act of 1939 or the securities laws of the several states of the United States or provinces of Canada with respect to the Company’s obligations under the Registration Rights Agreement. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(t) No Material Actions or Proceedings. Except as disclosed in the Pricing Disclosure Package, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries or (ii) which has as the subject thereof any property owned or leased by the Company or any of its subsidiaries and any such action, suit or proceeding, if determined adversely to the Company or such subsidiary, would result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement. No material labor dispute with the employees of the Company or any of its subsidiaries, or, to the best of the Company’s knowledge, with the employees of any principal supplier of the Company, exists or, to the best of the Company’s knowledge, is threatened or imminent.

(u) Intellectual Property Rights. The Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Neither the Company nor any of its subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change.

(v) All Necessary Permits, etc. The Company and each subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate non-U.S., U.S. federal or state regulatory agencies or bodies necessary to conduct their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, result in a Material Adverse Change, and, except as disclosed in the Pricing Disclosure Package, neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

(w) Title to Properties. The Company and each of its subsidiaries has good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in Section 1(m) hereof (or elsewhere in the Pricing Disclosure Package and the Final Offering Memorandum), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such that (i) do not materially interfere with the use made or proposed to be made of such property by the Company or such subsidiary, or (ii) could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases (assuming such leases are binding and enforceable against the other parties thereto), with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such subsidiary.

(x) Tax Law Compliance. The Company and its subsidiaries have filed all necessary material non-U.S., U.S. federal and state income and franchise tax returns or have properly requested extensions thereof and, to the extent due and payable, have paid all taxes required to be paid by any of them and any related or similar assessment, fine or penalty levied against any of them, except as may be being contested in good faith and by appropriate proceedings. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1(p) hereof in respect of all non-U.S., U.S. federal and state income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

(y) Company Not an “Investment Company”. The Company has been advised of the rules and requirements under the Investment Company Act of 1940 (as amended, the “Investment Company Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder). The Company is not, and after receipt of payment for the Notes will not be, an “investment company” within the meaning of Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act.

(z) Insurance. The Company is self-insured for workers’ compensation, general liability, vehicle accident and druggist claims in the U.S. Delhaize America is insured for costs related to covered claims, including defense costs, in excess of these retentions. The Company’s self-insurance liability is determined actuarially, based on claims filed and an estimate of claims incurred but not reported (“IBNR”). The significant assumptions used in the development of the actuarial estimates are based upon the Company’s historical claims data, including the average monthly claims and the average duration between incurrence and payment. The Company is also self-insured in the United States for health care which includes medical, pharmacy, dental and short-term disability. The self-insurance liability for IBNR claims is estimated quarterly by management based on available information and takes into consideration actuarial evaluations determined annually based on historical claims experience, claims processing procedures and medical cost trends. Each of the Company and its subsidiaries are insured by recognized, and to the best of the Company’s knowledge, financially sound institutions, with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses taking into account the Company and its subsidiaries’ level of risk and the cost of insurance coverage including, without limitation, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change. Neither of the Company nor any subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

(aa) No Price Stabilization or Manipulation. None of the Company or any of the Guarantors has taken and will take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company or a Guarantor to facilitate the sale or resale of the Notes.

(bb) Solvency. Each of the Company and the Guarantors is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, taking into account the timing of and amounts of cash to be received by such Person and its subsidiaries, taken as a whole, and the timing of and amounts of cash to be payable on or in respect of indebtedness of such Person and its subsidiaries, taken as a whole and (iv) such person does not have unreasonably small capital, taking into account the particular capital requirements of such Person and its projected capital requirements and availability.

(cc) Application for Listing. The Company confirms that it has made or caused to be made an application to list the Euro Notes on the Luxembourg Stock Exchange. References in this Agreement to the Euro Notes being or to be “listed on the Luxembourg Stock Exchange” shall be to the Euro Notes being or to be admitted to the official list of the Luxembourg Stock Exchange (the “Luxembourg Stock Exchange”) and to be traded on the EEA Regulated Market (the “Market”) of the Luxembourg Stock Exchange.

(dd) Approval of the Offering Memorandum. The Company confirms that, to the best of the Company’s knowledge, the Final Offering Memorandum has been approved by the Commission de surveillance du secteur financier in its capacity as competent authority under Article 21(1) of the Prospectus Directive (the “Competent Authority”) as a prospectus for the purposes of Directive 2003/71/EC of the European Parliament and of the Council (the “Prospectus Directive”, which term, as used herein, includes any relevant implementing measures of Luxembourg as well as Commission Regulation (EC) No. 809/2004.

(ee) Compliance with Sarbanes-Oxley. The Company and its subsidiaries and, to the best of the Company’s knowledge, their respective officers and directors, in their capacities as such, are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(ff) Company’s Accounting System. The Company and its subsidiaries maintain a system of accounting controls that is in compliance with the Sarbanes-Oxley Act and is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(gg) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any of its subsidiaries, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system; the Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(hh) Compliance with Environmental Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Change: (i) neither the Company nor any of its subsidiaries is in violation of any non-U.S., U.S. federal, state or local law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, without limitation, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the best of the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

(ii) Periodic Review of Costs of Environmental Compliance. In the ordinary course of its business, the Company conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and the amount of its established reserves, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a Material Adverse Change.

(jj) ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974 (as amended, “ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder) of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(kk) Compliance with Labor Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Change, (i) there is (A) no unfair labor practice complaint pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board or any similar body outside the United States, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or to the best of the Company’s knowledge, threatened, against the Company or any of its subsidiaries, (B) no strike, labor dispute, slowdown or stoppage pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries and (C) no union representation question existing with respect to the employees of the Company or any of its subsidiaries and, to the best of the Company’s knowledge, no union organizing activities taking place and (ii) there has been no violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

(ll) Related Party Transactions. No relationship, direct or indirect, exists between or among any of the Company or any affiliate of the Company, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Company or any affiliate of the Company, on the other hand, which is required by the Securities Act to be disclosed in a registration statement on Form F-1 which is not so disclosed in the Pricing Disclosure Package and the Final Offering Memorandum. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or any affiliate of the Company to or for the benefit of any of the officers or directors of the Company or any affiliate of the Company or any of their respective family members.

(mm) No Unlawful Contributions or Other Payments. Neither the Company nor any of its subsidiaries nor, to the best of the Company’s knowledge, any employee or agent of the Company or any subsidiary (acting in such capacity), has made any contribution or other payment to any official of, or candidate for, any non-U.S., U.S. federal or state office in violation of any law or of the character necessary to be disclosed in the Pricing Disclosure Package and the Final Offering Memorandum in order to make the statements therein not materially misleading.

(nn) Regulation S. The Company and its affiliates and all persons acting on their behalf (other than the Initial Purchasers and their affiliates, as to whom the Company makes no representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Notes (including the guarantees under the Cross-Guarantee) outside the United States and, in connection therewith, the Pricing Disclosure Package and the Final Offering Memorandum will contain the disclosure required by Rule 902. The Company is a “foreign issuer”, as defined in Rule 902 under the Securities Act.

(oo) Statistical and Market-Related Data. Any statistical and market-related data included in the Pricing Disclosure Package and the Final Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources where necessary.

(pp) Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(qq) OFAC. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(rr) Suppliers. No supplier of merchandise to the Company or any of its subsidiaries has ceased shipments to the Company or any of its subsidiaries, other than in the normal and ordinary course of business consistent with past practices, which cessation would not reasonably be expected to result in a Material Adverse Change.

(ss) No Income, Withholding or Other Taxes. Except as disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, under current laws and regulations of Belgium, Luxembourg and the United Kingdom (each, a “Relevant Jurisdiction”, and collectively, the “Relevant Jurisdictions”) and any political subdivisions and taxing authorities thereof or therein, all interest, principal, premium, if any, and other payments due or made on the Notes may be paid by the Company to the holders thereof in U.S. Dollars or Euros that may be converted into foreign currency and freely transferred out of each of the Relevant Jurisdictions and all such payments made to holders thereof who are non-residents of the Relevant Jurisdictions will not be subject to income, withholding or other taxes under laws and regulations of any of the Relevant Jurisdictions for tax purposes or any political subdivision or taxing authority thereof or therein (provided that this clause does not apply to any tax of whatever nature that may be imposed by a relevant jurisdiction as a result of Notes being held through a permanent establishment, an agent or a fixed base situated in such relevant jurisdiction) and any tax that may be imposed by a Relevant Jurisdiction pursuant to the Directive 2003/48/CE on the taxation of savings income and without the necessity of obtaining any governmental authorization in any of the Relevant Jurisdictions or any political subdivision or taxing authority thereof or therein, provided in the case of the United States that either (i) the payments are made to a “clearing organization” within the meaning of U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii)(M), or (ii) the holder has provided the Company or the relevant paying agent with an applicable Form W-8.

(tt) No Transfer, Stamp Duty or Other Taxes or Duties. No capital, transfer, stamp duty, stamp duty reserve or other documentary, issuance or transfer taxes or duties are payable by or on behalf of the Initial Purchasers in any Relevant Jurisdiction, or any political sub-division or taxing authority thereof or therein on (i) the creation, issue or delivery by the Company of the Notes pursuant hereto or the sale thereof, (ii) the execution of the Indentures, the Cross Guarantee, this Agreement and any documents entered into in connection therewith, or (iii) the consummation of the transactions contemplated by this Agreement.

(uu) No Violation of Competition Laws. Except as disclosed in the Pricing Disclosure Package, neither the Company nor any of its subsidiaries, is currently or has reason or notice to believe that it will be in the future a party to, or directly or indirectly concerned in, an agreement, arrangement, understanding or practice (whether or not legally binding) which has been, is or may (i) contravene any treaty, regulation or directive of the European Community relating to competition or restraint of trade, or any local competition or restraint of trade laws of any other jurisdiction; (ii) be registrable, unenforceable or void or rendering the Company or any of its other subsidiaries, or any of its other respective officers, directors or employees liable to administrative, civil or criminal proceedings under any competition legislation, or restraint of trade regulation or similar legislation, or (iii) be the subject of any investigation by an competent authority in respect of any provision of any competition legislation, or restraint of trade regulation or similar legislation in any jurisdiction. Neither the Company nor any of its other subsidiaries, is currently, or has reason to believe that it will be, engaged in (whether on its own or jointly with any other person) any conduct which amounts to the abuse of a dominant position in a market which may affect competition within the European Union or any part of it.

(vv) Antitrust Authority. All prior acquisitions, joint ventures and partnership transactions involving the Company or any of its other subsidiaries have been duly cleared by the competent antitrust authorities, where needed.

Any certificate signed by an officer of the Company or Delhaize America and delivered to the Initial Purchasers or to counsel for the Initial Purchasers pursuant to this Agreement shall be deemed to be a representation and warranty by the Company or Delhaize America to each Initial Purchaser as to the matters set forth therein.

SECTION 2. Purchase, Sale and Delivery of the Notes.

(a) The Notes. The Company agrees to issue and sell to the several Initial Purchasers of the Euro Notes and the several Initial Purchasers of the Dollar Notes represented by CDIs, severally and not jointly, all of the Euro Notes or Dollar Notes represented by CDIs, as the case may be, as provided in this Agreement, and the Initial Purchasers agree, severally and not jointly, to purchase from the Company the aggregate principal amount of Euro Notes or Dollar Notes represented by CDIs, as the case may be, set forth opposite their names on Schedule A, at a purchase price of 99.006% for the Dollar Notes represented by CDIs and 99.390% for the Euro Notes of the principal amount thereof payable on the Closing Date, in each case, which reflects the underwriting discount to which the Initial Purchasers are entitled, on the basis of the representations, warranties and agreements herein contained, and upon the terms, subject to the conditions thereto, herein set forth. The Company will not be obligated to deliver any of the Notes except upon payment for all of the Notes as provided herein.

(b) The Closing Date. Delivery of global notes for the Notes to be purchased by the Initial Purchasers and payment therefor shall be made at such place and time as shall be agreed to by the Company and the Initial Purchasers, on June 27, 2007, or such other date as the Initial Purchasers and the Company may agree in writing (the time and date of such closing are called the “Closing Date”).

(c) Payment for and Delivery of the Notes. No later than 16:00 (Brussels time) on the day immediately preceding the Closing Date, the Company shall deliver, or cause to be delivered, to ING Bank the global notes in bearer form representing the Dollar Notes and the Euro Notes, for deposit in the account of ING Bank in the X/N System. The Euro Notes will be further credited by ING Bank to the accounts of the several Initial Purchasers of the Euro Notes with Euroclear or Clearstream, Luxembourg against the irrevocable release of payment by wire transfer of immediately available funds to the account(s) specified by the Company to the Initial Purchasers for the amount of the purchase price therefor. The global notes shall be made available for inspection on the business day preceding the Closing Date at a location in Brussels, Belgium, as the Initial Purchasers may designate. The Dollar Notes shall be represented by CDIs in such denominations and registered in the name of Cede & Co., as nominee of the Depositary, pursuant to the Deposit Agreement. Such CDIs shall be made available for inspection on the business day preceding the Closing Date at a location in New York, New York, as the Initial Purchasers may designate. The Dollar Notes will be further credited by ING Bank to the account of The Bank of New York with Euroclear against the irrevocable release of the payment by wire transfer of immediately available funds to the account(s) specified by the Company to the Initial Purchasers. The global notes shall be in such denominations, as the Initial Purchasers may designate. Time shall be of the essence, and deliver at the and place specified in this Agreement is a further condition to the obligations of the Initial Purchaser.

(d) Initial Purchasers as Qualified Institutional Buyers. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company and Delhaize America that it is a “qualified institutional buyer” within the meaning of Rule 144A (a “Qualified Institutional Buyer”); and (ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Notes except in accordance with the restrictions set forth in Section 7 and Annex I hereto.

(e) Each Initial Purchaser acknowledges and agrees that the Company and Delhaize America and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 5(c), 5(d), 5(e) and 5(h), counsel for the Company and Delhaize America and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (d) above and Section 7 hereof (including Annex I hereto), and each Initial Purchaser hereby consents to such reliance.

SECTION 3. Additional Covenants. Each of the Company and Delhaize America, jointly and severally, further covenants and agrees with each Initial Purchaser as follows:

(a) Preparation of Final Offering Memorandum; Initial Purchasers’ Review of Proposed Amendments and Supplements. As promptly as practicable following the Time of Execution and in any event not later than the Closing Date hereof, the Company will prepare and deliver to the Initial Purchasers the Final Offering Memorandum, which is expected to consist of the Preliminary Offering Memorandum as modified only by the information contained in the Pricing Supplement. The Company will not amend or supplement the Preliminary Offering Memorandum, the Pricing Supplement or the Final Offering Memorandum prior to the Closing Date unless the Initial Purchasers shall previously have been furnished a copy of the proposed amendment or supplement at least two business days prior to the proposed use or filing, and the Initial Purchasers shall not have objected to such amendment or supplement. The Company will also not issue any Rule 135c or Rule 135e announcement relating to the offering of the Dollar Notes or the Euro Notes without furnishing a copy of the same reasonably in advance of proposed use and will only use the same if the Initial Purchasers shall not have objected to such announcement.

(b) Amendments and Supplements to the Final Offering Memorandum and Other Securities Act Matters. If, prior to the later of (x) the Closing Date, (y) the completion of the placement of the Notes by the Initial Purchasers with the Subsequent Purchasers and (z) the relevant period for purposes of Article 13 of the Luxembourg Law on Prospectuses of July 10, 2005, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Offering Memorandum, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Final Offering Memorandum is delivered to a Subsequent Purchaser, not misleading, the Company will promptly inform the Initial Purchasers, and in such case or if in the judgment of the Initial Purchasers or counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Final Offering Memorandum to comply with law, the Company agrees to promptly prepare

(subject to Section 3 hereof), submit to the Luxembourg Stock Exchange for its approval and furnish at its own expense to the Initial Purchasers, amendments or supplements to the Final Offering Memorandum so that the statements in the Final Offering Memorandum as so amended or supplemented will not, in the light of the circumstances at the Closing Date and at the time of sale of Notes, be misleading or so that the Final Offering Memorandum, as amended or supplemented, will comply with all applicable law.

The Company and the Initial Purchasers hereby expressly acknowledges that the indemnification and contribution provisions of Sections 8 and 9 hereof are specifically applicable and relate to each offering memorandum, pricing disclosure package, preliminary offering memorandum, pricing supplement, registration statement, prospectus, amendment or supplement referred to in this Agreement.

(c) Copies of the Offering Memorandum. The Company agrees to furnish the Initial Purchasers, without charge, as many copies of the Pricing Disclosure Package and the Final Offering Memorandum and any amendments and supplements thereto as they shall have reasonably requested.

(d) Blue Sky Compliance. The Company shall cooperate with the Initial Purchasers and counsel for the Initial Purchasers to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Notes for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions designated by the Initial Purchasers, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Notes. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Initial Purchasers promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(e) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Notes sold by it in the manner described under the caption “Use of Proceeds” in the Pricing Disclosure Package.

(f) The Depositary. The Company will cooperate with the Initial Purchasers and use its best efforts to permit the Dollar Notes as represented by the CDIs to be eligible for clearance and settlement through the facilities of the Depositary.

(g) Additional Issuer Information. Prior to the completion of the placement of the Notes by the Initial Purchasers with the Subsequent Purchasers, the Company shall file, on a timely basis, with the Commission and the NYSE all reports and documents required to be filed under Section 13 or 15 of the Exchange Act. Additionally, at any time when the Company is not subject to Section 13 or 15 of the Exchange Act, for the benefit of holders and beneficial owners from time to time of the Notes, the Company shall furnish, at its expense, upon request, to holders and beneficial owners of Notes and prospective purchasers of Notes information (“Additional Issuer Information”) satisfying the requirements of Rule 144A(d).

(h) Agreement Not To Offer or Sell Additional Notes. During the period of 180 days following the date hereof, the Company will not, without the prior written consent of the Initial Purchasers (which consent may be withheld at the sole discretion of the Initial Purchasers), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company or securities exchangeable for or convertible into debt securities of the Company (other than as contemplated by this Agreement and to register the Exchange Notes).

(i) No Integration. The Company agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Notes by the Company to the Initial Purchasers, (ii) the resale of the Notes by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Notes by such Subsequent Purchasers to others, (including, in each case, the guarantees under the Cross-Guarantee) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(j) No Restricted Resales. During the period of two years after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(k) Legended Notes. Each certificate for a Note will bear the legend contained in “Transfer Restrictions” in the Preliminary Offering Memorandum for the time period and upon the other terms stated in the Preliminary Offering Memorandum.

(l) Rating of the Notes. The Company shall take all reasonable action necessary to enable Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (“S&P”), and Moody’s Investors Service Inc. (“Moody’s”) to provide their respective credit ratings of the Notes.

(m) Supply of Information. The Company agrees to deliver to the Luxembourg Stock Exchange copies of the Preliminary and Final Offering Memorandum and to take such other steps as may be required for the purpose of obtaining the listing of the Euro Notes on the Luxembourg Stock Exchange.

(n) Maintenance of Listing. The Company will use all reasonable endeavors to obtain and maintain such listing on the Luxembourg Stock Exchange for as long as any Euro Notes are outstanding.

The Initial Purchasers, may, in their sole discretion, waive in writing the performance by the Company of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4. Payment of Expenses. The Company agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation, (i) all expenses incident to the issuance and delivery of the Notes (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Notes to the Initial Purchasers, (iii) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Pricing Disclosure Package and the Final Offering Memorandum (including financial statements and exhibits), and all amendments and supplements thereto, this Agreement, the Registration Rights Agreement, the Indentures, the DTC Agreement, the Deposit Agreement, the Cross-Guarantee Agreement and the Notes and Cross-Guarantee, (v) all filing fees, attorneys’ fees and expenses incurred by the Company or the Initial Purchasers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Notes for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or other jurisdictions designated by the Initial Purchasers (including, without limitation, the cost of preparing, printing and mailing preliminary and final blue sky or legal investment memoranda and any related supplements to the Pricing Disclosure Package or the Final Offering Memorandum), (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indentures, the Notes and the Exchange Notes, (vii) any fees payable in connection with the rating of the Notes or the Exchange Notes with the ratings agencies, (viii) all fees and expenses (including fees and expenses of counsel) of the Company in connection with approval of the Notes by the Depositary for “book-entry” transfer, the issue of the CDIs and the performance by the Company of its other obligations under this Agreement and (ix) all expenses incident to the “road show” for the offering of the Notes, including the reasonable cost of transportation.

Except as provided in this Section 4 and Sections 6, 8 and 9 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase and pay for the Notes as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company and Delhaize America set forth in Section 1 hereof as of the date hereof and as of the Closing Date as though then made and to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Accountants’ Comfort Letter. On the date hereof, the Initial Purchasers shall have received from Deloitte Reviseurs d’Entreprises SC sfd SCRL, independent registered public accounting firm for the Company, a “comfort letter” dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Initial Purchasers, covering the financial information in the Preliminary Offering Memorandum and the Pricing Supplement and other customary matters. In addition, on the Closing Date, the Initial Purchasers shall have received from such accountants, a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchasers, in form and substance satisfactory to the Initial Purchasers, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Offering Memorandum and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than three (3) business days prior to the Closing Date.

(b) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) in the judgment of the Initial Purchasers there shall not have occurred any Material Adverse Change; and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities or indebtedness of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436 under the Securities Act.

(c) Opinions of U.S. Counsel and In-House Counsel for the Company. On the Closing Date the Initial Purchasers shall have received the favorable opinion, in form and substance satisfactory to the Initial Purchasers, of each of (i) Akin Gump Strauss Hauer & Feld LLP, U.S. counsel for the Company, dated as of such Closing Date, the form of which is attached as Exhibit B, (ii) Troutman Sanders LLP, Georgia counsel for J.H. Harvey Co., LLC, dated as of the Closing Date, the form of which is attached as Exhibit C, (iii) Barnett, Bolt, Kirkwood, Long & McBride, Florida counsel for FL Food Lion, Inc., dated as of the Closing Date, the form of which is attached as Exhibit D, (iv) G. Linn Evans, Assistant General Counsel of Delhaize America, Inc., dated as of the Closing Date, the form of which is attached as Exhibit E, and (v) Emily Dickinson, General Counsel of Hannaford Bros. Co., dated as of the Closing Date, the form of which is attached as Exhibit F.

(d) Opinion of Belgian Counsel for the Company. On the Closing Date the Initial Purchasers shall have received the favorable opinion, in form and substance satisfactory to the Initial Purchasers, of Freshfields Bruckhaus Deringer, Belgian counsel for the Company, dated as of such Closing Date, the form of which is attached as Exhibit G.

(e) Opinion of Counsel for the Initial Purchasers. On the Closing Date the Initial Purchasers shall have received the favorable opinion, in form and substance satisfactory to the Initial Purchasers, of Linklaters LLP, counsel for the Initial Purchasers, dated as of such Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.

(f) Officers’ Certificates. On the Closing Date the Initial Purchasers shall have received written certificates executed by the Chief Executive Officer of each of the Company and Delhaize America and the Chief Financial Officer or Chief Accounting Officer of each of the Company and Delhaize America, dated as of the Closing Date, to the effect set forth in Section 5(b)(i) and (ii) hereof, and further to the effect that:

(i) the representations, warranties and covenants of the Company and Delhaize America set forth in Section 1 hereof were true and correct as of the Time of Execution and are true and correct as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date; and

(ii) the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(g) Registration Rights Agreement. The Company and the Guarantors shall have entered into the Registration Rights Agreement and the Initial Purchasers of the Dollar Notes represented by CDIs shall have received executed counterparts thereof.

(h) Additional Documents. On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Notes as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

(i) Listing and Trading. The Luxembourg Stock Exchange shall have agreed to list the Euro Notes and the Luxembourg Stock Exchange shall have agreed to admit the Euro Notes for trading on the Market, subject only to the issue of the Euro Notes or the Initial Purchasers being satisfied that such listing and trading will be granted shortly after the Closing Date.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Initial Purchasers by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 8, 9 and 15 hereof shall at all times be effective and shall survive such termination.

SECTION 6. Reimbursement of Initial Purchasers’ Expenses. If this Agreement is terminated by the Initial Purchasers pursuant to Section 5 or 10 hereof, including if the sale to the Initial Purchasers of the Notes on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision hereof, the Company agrees to reimburse the Initial Purchasers (or such Initial Purchasers as have terminated this Agreement with respect to themselves), severally, upon demand for all out-of-pocket expenses that shall have been incurred by the Initial Purchasers in connection with the proposed purchase and the offering and sale of the Notes, including, without limitation, fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

SECTION 7. Offer, Sale and Resale Procedures. Each of the Initial Purchasers, on the one hand, and the Company and Delhaize America, on the other hand, hereby agree to observe the following procedures in connection with the offer and sale of the Notes:

(A) Offers and sales of the Notes will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Notes may be made in reliance upon Regulation S upon the terms and conditions set forth in Annex I hereto, which Annex I is hereby expressly made a part hereof.

(B) The Notes will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Notes. No directed selling efforts (within the meaning of Rule 902 under the Securities Act) will be made in the United States in connection with any of the Notes to be sold pursuant to Regulation S.

(C) Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Dollar Notes (and all securities issued in exchange therefor or in substitution thereof, other than the Exchange Notes) offered pursuant to Rule 144A under the Securities Act shall bear the following legend:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER (2) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATIONS UNDER THE SECURITIES ACT OF (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THIS NOTE.

(D) Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Euro Notes and Dollar Notes (and all securities issued in exchange therefore or in substitution thereof, other that the Exchange Notes) offered outside the United States pursuant to Regulation S under the Securities Act shall bear the following legend:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT”.

(E) In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Initial Purchaser, severally and not jointly, the Company and Delhaize America represents, warrants and agrees, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(i)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000 and (3) an annual net turnover of more than EUR50,000,000, as shown in its last annual or consolidated accounts;

(iii)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of CS for any such offer; or

(iv)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

(F) In relation to the United Kingdom, each Initial Purchaser, the Company and Delhaize America represents, warrants and agrees that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Acts 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

(G) In relation to Hong Kong, each Initial Purchaser, severally and not jointly, the Company and Delhaize America represents, warrants and agrees that:

(i)	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii)	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

(H) In relation to Singapore, each Initial Purchaser, the Company and Delhaize America acknowledges that the Final Offering Memorandum has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Initial Purchaser, severally and not jointly, the Company and Delhaize America represents, warrants and agrees that it has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the Final Offering Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SECTION 8. Indemnification.

(a) Indemnification of the Initial Purchasers. Each of the Company and Delhaize America jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, its directors, officers and employees, and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Initial Purchaser, director, officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act or other non-U.S., U.S. federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, including any loss, claim, damage, liability or expense arising out of or based upon the Company’s failure to perform its obligations under Section 3(b) of this Agreement; and to reimburse each Initial Purchaser and each such director, officer, employee or controlling person for any and all expenses (including the fees and disbursements of counsel chosen by the Initial Purchasers) as such expenses are incurred by such Initial Purchaser or such director, officer, employee or controlling person in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchasers expressly for use in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Company or Delhaize America may otherwise have.

(b) Indemnification of the Company and Delhaize America. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, Delhaize America, each of their respective directors, officers and employees and each person, if any, who controls the Company or Delhaize America within the meaning of the Securities Act or the Exchange Act, to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) that arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by the Initial Purchasers expressly for use therein; and to reimburse the Company, Delhaize America and each such director, officer, employee or controlling person for any and all expenses (including the fees and disbursements of counsel) as such expenses are incurred by the Company, Delhaize America or such director, officer, employee or controlling person in connection with investigating or defending any such loss, claim, damage, liability, expense or action. Each of the Company and Delhaize America hereby acknowledges that the only information that the Initial Purchasers have furnished to the Company expressly for use in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto) are the names of the Joint Book Running Managers on the cover page, the final paragraph of page 3 and the related carryover paragraph on page 4 and statements set forth in the third paragraph, the fourth sentence of the sixteenth paragraph and the penultimate paragraph under the caption “Plan of Distribution”, in each case in the Preliminary Offering Memorandum and the Final Offering Memorandum. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party (i) for contribution under Section 9 hereof or (ii) otherwise than under the indemnity agreement contained in this Section 8 or (iii) to the extent such indemnifying party is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to such indemnified party which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (A) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party (the Initial Purchasers in the case of Sections 8(b) and 9 hereof), representing the indemnified parties who are parties to such action) or (B) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party as contemplated by this Section 8 in connection with such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 8, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

SECTION 9. Contribution. If the indemnification provided for in Section 8 hereof is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Delhaize America, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and Delhaize America, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company and Delhaize America, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company, and the total discount received by the Initial Purchasers bear to the aggregate initial offering price of the Notes. The relative fault of the Company and Delhaize America, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and Delhaize America, on the one hand, or the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or inaccuracy.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8 hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 hereof for purposes of indemnification.

The Company, Delhaize America and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the discount and commissions received by such Initial Purchaser in connection with the Notes distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 9, each director, officer and employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director, officer or employee of the Company or Delhaize America, and each person, if any, who controls the Company or Delhaize America within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company and Delhaize America.

SECTION 10. Termination of this Agreement. Prior to the Closing Date, this Agreement may be terminated by the Initial Purchasers by notice given to the Company if at any time: (i) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or by the New York Stock Exchange (the “NYSE”), or trading in securities generally on either the Nasdaq Stock Market or the NYSE shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such quotation system or stock exchange by the Commission or the NASD; (ii) a general banking moratorium shall have been declared by any of U.S. federal, New York or United Kingdom, Belgian or Luxembourg authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Initial Purchasers is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes in the manner and on the terms described in the Pricing Disclosure Package or to enforce contracts for the sale of securities; (iv) in the judgment of the Initial Purchasers there shall have occurred any Material Adverse Change; or (v) the Company shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Initial Purchasers may interfere materially with the conduct of the business and operations of the Company regardless of whether or not such loss shall have been insured. Any termination pursuant to this Section 10 shall be without liability on the part of (i) the Company to any Initial Purchaser, except that the Company shall be obligated to reimburse the expenses of the Initial Purchasers pursuant to Sections 4 and 6 hereof, (ii) any Initial Purchaser to the Company, or (iii) any party hereto to any other party except that the provisions of Sections 8, 9 and 15 hereof shall at all times be effective and shall survive such termination.

SECTION 11. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company, Delhaize America, and the several Initial Purchasers set forth in or made by or on behalf of the Company, Delhaize America or the Initial Purchasers pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser, the Company, Delhaize America or any of their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Notes sold hereunder and any termination of this Agreement.

SECTION 12. Notices. All communications hereunder shall be in writing and shall be duly given if mailed, hand delivered, couriered or facsimiled and confirmed to the parties hereto as follows:

If to the Initial Purchasers:

Banc of America Securities Limited

5 Canada Square

London E14 5AQ

United Kingdom

Facsimile: +44 207 174 6414

Attention: Syndicate Desk

Banc of America Securities LLC

40 West 57th Street

NY1-040-27-03

New York, New York 10019

Facsimile: +1 646-313-4803

Attention: High Grade Transaction Management / Legal

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

Facsimile: +44 207 738 2309

Attention: Syndicate Desk

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center

New York, New York 10080

United States of America

Facsimile: +1 212 738 2309

Attention: Corporate Syndicate Desk

with a copy to:

Linklaters LLP

25, rue de Marignan

75008 Paris, France

Facsimile: +33 1 43 59 41 96

Attention: Thomas N. O’Neill III/Luis Roth

If to the Company or Delhaize America:

Etablissements Delhaize Frères et Cie “Le Lion” S.A.

Square Marie Curie 40

1070 Brussels

Belgium

Attention: Richard James and William Schoofs (separate notices to each person)

Fax: +32 2 412 2118 (for Richard James) and +32 2 412 2118 (for William Schoofs)

and

Delhaize America, Inc.

2110 Executive Drive

Salisbury, North Carolina 28147

U.S.A.

Attention: Richard James and G. Linn Evans (separate notices to each person)

Fax: +1 704 636 5024 (for Richard James) and +1 704 645 2020 (for G. Linn Evans)

with a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Robert S. Strauss Building

1333 New Hampshire Avenue, N.W.

Washington, DC 20036-1564

U.S.A.

Fax: +1 202 887 4288

Attention: J. Steven Patterson

and a copy to:

Freshfields Bruckhaus Deringer

5 Place du Champs de Mars

1050 Brussels

Belgium

Fax: +32 2 404 7605

Attention: Vincent Macq

Any party hereto may change the address or facsimile number for receipt of communications by giving written notice to the others.

SECTION 13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Initial Purchasers pursuant to Section 16 hereof, and to the benefit of the indemnified parties referred to in Sections 8 and 9 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Subsequent Purchaser merely by reason of such purchase.

SECTION 14. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 15. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(a) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum. Each of the Company and Delhaize America irrevocably appoints Corporation Service Company as its agent to receive service of process or other legal summons for purposes of any Related Proceeding that may be instituted in any Specified Court.

(b) Waiver of Immunity. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

(c) Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than U.S. dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Initial Purchasers could purchase U.S. dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. The obligations of the Company and Delhaize America in respect of any sum due from it to any Initial Purchaser shall, notwithstanding any judgment in any currency other than U.S. dollars, not be discharged until the first business day, following receipt by such Initial Purchaser of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Initial Purchaser may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to such Initial Purchaser hereunder, the Company and Delhaize America agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Initial Purchaser against such loss. If the U.S. dollars so purchased are greater than the sum originally due to such Initial Purchaser hereunder, such Initial Purchaser agrees to pay to the Company and Delhaize America (but without duplication) an amount equal to the excess of the U.S. dollars so purchased over the sum originally due to such Initial Purchaser hereunder.

SECTION 16. Default of One or More of the Several Initial Purchasers. If any one or more of the several Initial Purchasers shall fail or refuse to purchase Notes of a series that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate number of Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Notes of such series to be purchased on such date, the other Initial Purchasers shall be obligated, severally, in the proportions that the number of Notes set forth opposite their respective names on Schedule A bears to the aggregate number of Notes of such series set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as may be specified by the Initial Purchasers with the consent of the non-defaulting Initial Purchasers, to purchase the Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the Closing Date. If any one or more of the Initial Purchasers shall fail or refuse to purchase Notes and the aggregate number of Notes with respect to which such default occurs exceeds 10% of the aggregate number of Notes of such series to be purchased on the Closing Date, and arrangements satisfactory to the Initial Purchasers and the Company for the purchase of such Notes are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 8, 9 and 15 hereof shall at all times be effective and shall survive such termination. In any such case either the Initial Purchasers or the Company shall have the right to postpone the Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Final Offering Memorandum or any other documents or arrangements may be effected.

As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 16. Any action taken under this Section 16 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

SECTION 17. No Advisory or Fiduciary Responsibility. The Company acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its affiliates, stockholders, creditors or employees or any other party; (iii) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement; (iv) the several Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the several Initial Purchasers have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the several Initial Purchasers, or any of them, with respect to the subject matter hereof. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the several Initial Purchasers with respect to any breach or alleged breach of fiduciary duty.

SECTION 18. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

DELHAIZE GROUP SA

By:	/s/ Richard James

Name:	Richard James

Title:	Vice President-Finance

DELHAIZE AMERICA INC.

By:	/s/ Richard James

Name:	Richard James

Title:	Treasurer

The foregoing Purchase Agreement is hereby confirmed and accepted by the Initial Purchasers of the Euro Notes and the Initial Purchasers of the Dollar Notes represented by CDIs as of the date first above written.

BANC OF AMERICA SECURITIES LIMITED

By:	/s/ Catherine Daly

Name:	Catherine Daly

Title:	Associate General Counsel

MERRILL LYNCH INTERNATIONAL

By:	/s/ Richard N. Doyle

Name:	Richard N. Doyle

Title:	Managing Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ Peter J. Carbone

Name:	Peter J. Carbone

Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Paul D. Nagle

Name:	Paul D. Nagle

Title:	Managing Director

SCHEDULE A

Euro Notes

Initial Purchasers	Aggregate Principal Amount of Euro Notes to be Purchased
Banc of America Securities Limited	€250,000
Merrill Lynch International	€250,000
Total	€500,000

Dollar Notes, represented by CDIs

Initial Purchasers	Aggregate Principal Amount of Dollar Notes to be Purchased
Banc of America Securities LLC	$225,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$225,000
Total	$450,000

EXHIBIT A

Delhaize Group SA

PRICING SUPPLEMENT

Dated: June 18, 2007

1. For the Dollar Notes that will be represented by Certificated Depositary Interests

Issuer:	Delhaize Group SA

Cross Guarantors:	Delhaize America, Inc., Food Lion, LLC, Hannaford Bros. Co., Kash N’ Karry Food Stores, Inc., FL Food Lion, Inc., Risk Management Services, Inc., Hannbro Company, Martin’s Foods of South Burlington, Inc., Shop’N Save-Mass., Inc., Hannaford Procurement Corp., Boney Wilson & Sons, Inc., J.H. Harvey Co., LLC, Hannaford Licensing Corp., and Victory Distributors, Inc.

Security Title:	$450,000,000 6.50% Senior Notes due 2017

Size:	$450,000,000

Maturity:	June 15, 2017

Interest Payment Dates:	June 15 and December 15 commencing December 15, 2007

Coupon (Interest Rate):	6.50%

Yield to Maturity:	6.548%

Spread to Benchmark Treasury:	+ 140 basis points

Benchmark Treasury:	4.5% due May 15, 2017

Benchmark Treasury Price and Yield:	95-00+; 5.148

Redemption Provisions:	Make-whole Call at the Treasury Rate plus 25 Basis Points

Price to Public:	99.656%

Settlement Date:	June 27, 2007 (T+7)

Ratings:	Baa3 by Moody’s Investors Service, Inc. and BB+ by Standard & Poor’s Ratings Services

Exhibit A-1

The Dollar Notes will be represented by Certificateless Depositary Interests (CDIs) with the following Securities Codes:

CUSIP (144A):	24668PAA5

CUSIP (REG S):	B3343WAA5

ISIN (144A):	US24668PAA57

ISIN (REG S):	USB3343WAA56

Common Code (144A):	030665619

Common Code (REG S):	030665562

Pricing Supplement dated June 18, 2007 to Preliminary Offering Memorandum dated June 7, 2007 of Delhaize Group. This Pricing Supplement is supplemental to and must be read in conjunction with such Preliminary Offering Memorandum.

The Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Notes may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act (“Regulation S”). Prospective purchasers are hereby notified that the seller of the Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A or Regulation S.

Exhibit A-2

2. For the Euro Notes

Issuer:	Delhaize Group SA

Cross Guarantors:	Delhaize America, Inc. Food Lion, LLC, Hannaford Bros. Co., Kash n’ Karry Food Stores, Inc., FL Food Lion, Inc., Risk Management Services, Inc., Hannbro Company, Martin’s Foods of South Burlington, Inc., Shop ‘n Save-Mass, Inc., Hannaford Procurement Corp., Boney Wilson & Sons, Inc., J.H. Harvey Co., LLC, Hannaford Licensing Corp. and Victory Distributors, Inc.

Security Title	EUR 500,000,000 5.625% Senior Notes due 2014

Size:	EUR 500,000,000

Maturity:	June 27, 2014

Coupon (Interest Rate):	5.625%

Yield to Maturity:	5.640%

Spread to Benchmark (Bund):	100.6bps

Benchmark (Bund):	4.25% Jan 2014

Benchmark (Bund) Price and Yield:	97.85%; 4.634%

Redemption Provisions:	Make-whole call at the Bund Rate plus 15bps

Price to Public:	99.915%

Settlement Date:	June 27, 2007 (T + 7)

Ratings:	Baa3/BB+

Interest Payment Date:	Annually June 27 starting June 27, 2008

Securities Codes	ISIN	CUSIP	Common Code
Euro Notes	BE0933025794	Not Applicable	030665864

Pricing Supplement dated June 18, 2007 to Preliminary Offering Memorandum dated June 7, 2007 of Delhaize Group SA. This Pricing Supplement is supplemental to and must be read in conjunction with such Preliminary Offering Memorandum.

The Notes have not been and will not be registered under the U.S.Securities Act of 1933, as amended (the “Securities Act”). The Notes may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act (“Regulation S”). Prospective purchasers are hereby notified that the seller of the Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

Exhibit A-3

EXHIBIT B

Exhibit B-1

EXHIBIT C

Exhibit C-1

EXHIBIT D

Exhibit D-1

EXHIBIT E

Exhibit E-1

EXHIBIT F

Exhibit F-1

ANNEX I

Resale Pursuant to Regulation S or Rule 144A

Such Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Notes in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes pursuant hereto and the Closing Date, other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act. Such Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Notes (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Notes, except such advertisements as are permitted by and include the statements required by Regulation S.

Such Initial Purchaser agrees that, at or prior to confirmation of a sale of Notes by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 of Regulation S , it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Notes were first offered to persons other than distributors in reliance upon Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or in accordance with Rule 144A under the Securities Act), and in connection with any subsequent sale by you of the Notes covered hereby in reliance on Regulation S under the Securities Act during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S under the Securities Act.”

Annex I-1